UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	May 2, 2007
Safeguard Scientifics, Inc.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	1-5620 (Commission File Number)	23-1609753 (IRS Employer Identification No.)

435 Devon Park Drive, Building 800, Wayne, PA (Address of Principal Executive Offices)	19087 (Zip Code)

Registrant’s telephone number, including area code	610-293-0600
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.
On May 2, 2007, Safeguard Delaware, Inc. (“SDI”) and Safeguard Scientifics (Delaware), Inc. (“SSDI”), both subsidiaries of Safeguard Scientifics, Inc. (“Safeguard”), entered into the Ninth Amendment (the “Amendment”) to Loan Agreement dated as of May 10, 2002, as amended, by and among Comerica Bank, (“Bank”), SDI and SSDI. The Amendment extended the maturity date of the facility from May 3, 2007 to June 30, 2008 and increased the total facility size from $55 million to $75 million. The facility requires cash collateral equal to any amounts outstanding under the facility plus the lesser of $7.5 million or the outstanding obligations under both the guaranteed and non-guaranteed credit line available to Safeguard’s partner company, Alliance Holdings, Inc., under its separate credit facility with Bank and 100% of the amounts borrowed under the guaranteed portions of other partner companies’ facilities. In addition, availability under the line is reduced by amounts outstanding at Safeguard and by amounts guaranteed under partner company facilities. Other terms of the facility, including rate of interest and payment terms, remain the same. Safeguard is a guarantor of the obligations of SDI and SSDI under the facility.
On May 2, 2007, Alliance Consulting Group Associates, Inc. and Alliance Holdings, Inc. (collectively, “Alliance”) also entered into amendments and waivers to Alliance’s Loan and Security Agreements with Bank dated as of February 28, 2007 (“Alliance Amendments”). The Alliance Amendments reduced the amount of Alliance’s non-guaranteed credit facility from $15 million to $12.5 million, increased the amount of Alliance’s guaranteed facility from $5 million to $7.5 million, and provided for certain waivers and amendments to the financial covenants. The guarantee provided to Bank by SDI and SSDI on the Alliance guaranteed facility also was increased from $5 million to $7.5 million. Other terms of the facility, including rate of interest and payment terms, remain the same.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.
Dated: May 8, 2007	By:	STEVEN J. FEDER
Steven J. Feder
Senior Vice President and General Counsel